As filed with the Securities and Exchange commission on April 4, 1997
                              Registration No. 33

----------------------------------------------------------------------------
                     SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549
                     ----------------------------------

                                  FORM S-8
          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                    -----------------------------------

                     CTC Cosmetics Holdings Company, Inc.
          (Exact name of registrant as specified in its charter)
                    -----------------------------------


           Delaware                                    87-0415594
       ---------------                             ------------------
(State or other jurisdiction of               (I.R.S. Employer Identifi-
 incorporation or organization)                       cation Number)

                    ------------------------------------
                      No. 80 Liu Tuang Road, Pudong,
                               Shanghai, China
                            (86) 21-585-90-574
        (Address of Principal Executive Offices, including zip code)
                    -------------------------------------

                          Advisor Compensation Plan
                           (Full Title of the Plan)

                           Mark K.W. Lee, President
                        No. 80 Liu Tuang Road, Pudong
                               Shanghai, China
                             (86) 21-585-90-574
          (Name, address and telphone number of agent for service)
                    -------------------------------------

                                  COPIES TO:
                            Iwona J. Alami, Esq.
                      30251 Golden Lantern, Suite E,
                      Laguna Niguel, California 92677
                    --------------------------------------


                       CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------


Title of Securities    Amount to be     Proposed maximum     Proposed maximum       Amount of
 to be Registered       Registered     Offering Price per   Aggregate Offering  Registration Fee
                                             Share                 Price
-------------------   ---------------  ------------------   ---------------     -----------------
Common Stock, $0.004     600,000              $0.10              $60,000              $150
Par Value (1)
---------------------------------------------------------------------------------------------------

(1) The registration fee is based upon the average of the closing bid and ask prices of the common stock ($0.10) as reflected on NASDAQ on March 31, 1997. See Rule 457(c).

                                 PROSPECTUS



                     CTC Cosmetics Holdings Company, Inc.


                     Up to 600,000 Shares of Common Stock

                    Reoffered by Means of this Prospectus



     The identity of other selling shareholders will be disclosed as such become known in a supplemental prospectus. Selling shareholders will offer their shares through the over the counter market, or on NASDAQ or a national securities exchange if the common stock is then listed on such exchange. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which restricts sales in any three month period to the greater of 1% of the total outstanding common stock or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. In addition, since as of the date of the Prospectus, the Company did not satisfy the registrant requirements for use of Form S-3, selling shareholders, even though not controlling persons, are bound by the volume limitations of Rule 144.

     The distribution of the Shares by the selling shareholders may be effected from time to time by underwriters who may be selected by the selling stockholders and one or more other broker-dealers in one or more transactions. It is expected that persons effecting transactions will be paid the normal and customary commissions for market transactions.

                           AVAILABLE INFORMATION

     CTC Cosmetics Holdings Company, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Copies of the Company's annual report on Form 10-KSB for the year ended August 31, 1996 and its quarterly reports on Form 10-QSB for the quarters ended February 28, 1996, May 31, 1996 and November 30, 1996, together with all subsequent filed reports, as well as proxy statements and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Regional Offices located at 7 World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, D.C. 20549, during regular business hours.

                           SELLING STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of common stock owned by each person of the Company who may sell common stock pursuant to this Prospectus and all persons selling common stock pursuant to this Prospectus as of March 21, 1997. There were a total of approximately 9,500,000 shares outstanding as of March 21, 1997. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to shares beneficially owned.

                                    Number
     Name and Address             of Shares
   of Beneficial Owner             Offered             Percent
--------------------------      -------------      -------------

Cambria Investment Group, Ltd.     600,000              5.9%
120 Newport Center Drive
Suite200
Newport Beach, CA 92660

In connection with advisory corporate and financial consulting services, Cambria Investment Group, Ltd. was issued 600,000 shares of the Company's common stock. The services rendered by the above named advisors were not in connection with the offer or sale of securities in a capital-raising transaction.

The shares described above have been issued under individualized "employee benefit plans" within the definition proscribed in Rule 405 promulgated under the Securities Act of 1933, as amended. The services rendered by the above-named advisors were not in connection with the offer or sale of securities in a capital raising transaction.


                   INFORMATION WITH RESPECT TO THE COMPANY

This Prospectus is accompanied by the Company's Annual Report on Form 10-KSB for the year ended August 31, 1996 and its quarterly report on Form 10-QSB for the quarters ended February 28, 1996, May 31, 1996 and November 30, 1996 or the latest Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB filed subsequent thereto. These Annual and Quarterly Reports as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are hereby incorporated by reference in this Prospectus and may be obtained, without charge, upon the oral or written request of any person to the Company at No. 80 Liu Tuang Road, Pudong, Shanghai, China, and its telephone number is (021) 58590574.

                                   PART II

Item 3.  Incorporation of Documents by Reference.
         ----------------------------------------

         The Registrant incorporates the following documents by reference in the registration statement:

        (a) The Company's Annual Report on Form 10-KSB filed for the year ended August 31, 1996 and the Company's Quarterly Reports on Form 10-QSB for the quarters ended February 28, 1996, May 31, 1996 and November 30, 1996;

     All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.
         --------------------------

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.004 par value and 10,000,000 shares of preferred stock, $0.001 par value. There are no outstanding shares of preferred stock.

Common Stock

     As of the date hereof, there are 9,500,000 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock, if any. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         Iwona J. Alami, Esq., is the officer, director and shareholder of Cambria Investment Group, Ltd.

Item 6.  Indemnification of Officers and Directors
         -----------------------------------------

         The Company's Bylaws and the Delaware Corporation Code provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.


Item 7.  Exemption from Registration Claimed
         -----------------------------------

         The Shares were issued for advisory services rendered pursuant to the consulting agreement. These sales were made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale".

Item 8.  Exhibits
         --------

         5. Opinion of Iwona J. Alami, consent included. Page __ in manually signed original.

         24.1  Consent of Accountants.  Page __ in manually signed original.


Item 9.  Undertakings
         ------------

(a)  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Hong Kong, on April 3, 1997.


                                  CTC Cosmetics Holdings Company, Inc.



                                  By: /s/ Paul K.W. Tso
                                     -----------------------------------
                                      Paul K.W. Tso
                                      Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed below by the following persons in the capacities indicated on April 3, 1997.



/s/ Mark K.W. Lee                    President
------------------------             and Director
Mark K.W. Lee


/s/ Joanne Leung                     Chief Financial Officer
------------------------
Joanne Leung


/s/ Corrie C. H. Lee                 Director
------------------------
Corrie C. H. Lee


/s/ Audrey W. Leung                  Director
------------------------
Audrey W. Leung